                                                                     EXHIBIT 2.1



                           PURCHASE AND SALE AGREEMENT

                                     between


                              INSTRON REALTY TRUST
                                     Seller


                                       and


                           REEBOK INTERNATIONAL, LTD.
                                      Buyer


                          Dated as of: August 20, 1996


                                    Property:

                                  Royall Street
                         Route 128/Route 138 Interchange
                              Canton, Massachusetts

                                TABLE OF CONTENTS


                                                                Page

1.       Purchase and Sale.........................................1

2.       Conveyance; Title.........................................2

3.       Plans.....................................................5

4.       Purchase Price............................................5

5.       Closing...................................................6

6.       Condition of Property.....................................7

7.       Extension to Perfect Title or Make Property Conform.......7

8.       Acceptance of the Deed...................................11

9.       Representations and Warranties...........................11

10.      Operation of the Property................................14

11.      Use of Money to Clear Title..............................14

12.      IRS Form 1099-S Designation..............................14

13.      Eminent Domain...........................................14

14.      Adjustments..............................................15

15.      Broker; Indemnity........................................15

16.      Deposit..................................................15

17.      Remedies.................................................16

18.      Due Diligence Inspections; Access........................17

19.      Right of First Offer.....................................18

20.      Seller's Development Cooperation and Approval Rights.....20


                                       (i)

21.      Closing Costs............................................20

22.      Escrow Agent's Joinder...................................21

23.      Indemnifications.........................................21

24.      "Structured" Transaction.................................21

25.      Notices..................................................21

26.      Further Assurances.......................................22

27.      Choice of Law; Partial Invalidity........................22

28.      Interpretation...........................................22

29.      Integration; Amendment...................................23

30.      Successors and Assigns...................................23

31.      Not an Offer; Binding Effect.............................23

32.      Counterparts.............................................23

33.      Limitation of Liability..................................23

34.      No Third Party Rights....................................23

35.      Time of Essence..........................................24

EXHIBIT A.........................................................27
         Description of Entire Instron Site.......................27

EXHIBIT B.........................................................28
         Description of Property to be Conveyed...................28

EXHIBIT C.........................................................29
         Declaration of Restrictions, Covenants and Easements.....29

EXHIBIT D.........................................................30
         Intentionally Omitted....................................30

EXHIBIT E.........................................................31
         Boston Mutual Life Insurance Company Lease...............31


                                      (ii)

EXHIBIT F.........................................................32
         Installment Note.........................................32

EXHIBIT G.........................................................33
         Form of Tax Proration Agreement..........................33

EXHIBIT H.........................................................34
         Form of Notice of Contract...............................34

EXHIBIT I.........................................................35
         Form of Mortgage.........................................35


                                      (iii)

                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement (this "Agreement"), is entered into as of August 20, 1996, by and between INSTRON REALTY TRUST under a declaration of trust (the "Declaration of Trust") dated April 23, 1957, recorded with Norfolk Registry of Deeds in Book 3557, Page 219, as amended, with an address of 100 Royall Street, Canton, Massachusetts 02021 (together with any successors or assigns as Seller may be permitted to designate hereunder, "Seller"), and REEBOK INTERNATIONAL, LTD., a Massachusetts corporation, with an address of 100 Technology Center Drive, Stoughton, Massachusetts 02072, (together with such successor, assign or nominee as Buyer may be permitted to designate hereunder "Buyer").

                              W I T N E S S E T H:


         WHEREAS, Seller is the fee simple owner of that certain parcel of land and the improvements located thereon in the Town of Canton, Massachusetts, which consists of approximately 63 acres of land in the northwest quadrant of the Route 128/Route 138 interchange, the location, boundaries and configuration of which are shown on Exhibit A attached hereto, (the "Instron Site").

         WHEREAS, Buyer desires to purchase a portion of the Instron Site from Seller and obtain certain rights with respect to the disposition of the remainder of the Instron Site, and Seller desires to sell a portion of the Instron Site to Buyer and grant Buyer certain rights with respect to the disposition of the remainder of the Instron Site, all upon the terms, provisions and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

         1. Purchase and Sale. Seller hereby agrees to sell, assign, transfer and convey to Buyer, and Buyer hereby agrees to purchase from Seller, upon the terms and conditions hereinafter set forth in this Agreement, a portion of the Instron Site consisting of (i) approximately 41.365 acres, which shall include the parcel commonly referred to as the "Farmer's House" (the "Farmer's House"), all of which is described in Exhibit B attached hereto (the "Land"), together with all of Seller's right, title and interest in and to (ii) any streets, ways or alleys abutting or adjoining thereon, and any strips, gores, trees, shrubs, plants, easements, hereditaments and appurtenances in or affecting the Land,
(iii) all improvements located thereon, including, without limitation, the Farmer's House and the building known as the "Chase Mansion" (the "Chase Mansion"), (iv) the lease by and between Seller and Boston Mutual Life Insurance Company ("Boston Mutual") encumbering a portion of the Property (as hereinafter defined) identified on Exhibit A as the "LEASE PARCEL" (the "Boston Mutual Parcel"), a copy of which lease is attached hereto as Exhibit E (the "Boston Mutual Lease"), and (v) all development rights associated with or appurtenant to the Land, including all permits and approvals relating to the Land (collectively, the "Development

Rights") (all of the foregoing set forth in items (i), (ii), (iii), (iv) and (v) above, collectively, the "Property").

                  1.1 Boston Mutual Lease. Seller hereby authorizes Buyer, and Buyer covenants and agrees, to exercise reasonable efforts from and after the date hereof until October 1, 1996 to negotiate an extension of the Boston Mutual Lease for an additional ten (10) year term for an annual rental of not less than $85,000, with annual increases thereof based upon the Consumer Price Index, and otherwise on substantially the same terms and conditions as the Boston Mutual Lease. In the event that Buyer is unable to negotiate such an extension of the Boston Mutual Lease prior to October 1, 1996, Buyer shall have no further right to negotiate any such extension of the Boston Mutual Lease, and Seller shall be free to negotiate an extension of the Boston Mutual Lease on such terms and conditions as Seller may agree to in its sole discretion.

         2. Conveyance; Title. Fee simple title to the Land and improvements thereon is to be conveyed by a good and sufficient Massachusetts quitclaim deed (the "Deed") running to Buyer, or to the nominee designated by Buyer by at least seven (7) days' prior written notice to Seller, which shall convey good and clear record and marketable title to the Land and improvements, subject to the Permitted Encumbrances, as defined below. The Buyer shall accept title to the Land and improvements subject to the following (collectively, the "Permitted Encumbrances"):

                  (a) Provisions of applicable building and zoning laws;

                  (b) Such real and personal property taxes for the then current tax period as are not yet due and payable on the Closing Date (as hereinafter defined);

                  (c) Any liens for municipal betterments assessed against the Property after the date of this Agreement;

                  (d) Easements, liens, restrictions, encumbrances, encroachments, agreements and other matters of record, if any, affecting the Property or any part thereof, approved or deemed approved by Buyer as of the effective date of Buyer's title insurance commitment (as such term is hereinafter defined) pursuant to the terms of this Agreement, including, without limitation, a Declaration of Restrictions, Covenants and Easements in the form attached hereto as Exhibit C, and such other reciprocal access easements and utility easements as may be required and mutually agreed to by Seller and Buyer after the date of this Agreement for access to and egress from the Property and the Remaining Property (as such term is hereinafter defined) and utility service to the Remaining Property, which access and utility easements shall permit the owner of the burdened land to relocate such easements at such burdened land owner's expense, and such additional utility easements as Seller may grant during the term of this Agreement, subject to Buyer's approval which shall not be unreasonably withheld or delayed;

                  (e) the Boston Mutual Lease, as amended in accordance with the terms of this Agreement;

                  (f) The state of facts (including encroachments and projections onto adjoining streets) which a current accurate survey of the Property would show, as of the Due Diligence Expiration Date;

                  (g) Any state of facts that a personal inspection of the Property might disclose as of the Due Diligence Expiration Date; and

                  (h) Any lien or encumbrance encumbering the Property as to which Seller shall deliver to Buyer, or to Buyer's title company at or prior to the Closing (as hereinafter defined), payment sufficient to satisfy the obligations secured by such lien or encumbrance (in the case of liens or encumbrances, if any, which secure the payment of money) or proper instruments, in recordable form, which upon recordation will cancel such lien or encumbrance, together with any other instruments necessary thereto and the cost of recording and canceling the same.

                  2.1 Seller's Closing Deliveries. At Closing, Seller shall deliver to Buyer in form and substance reasonably satisfactory to Seller and Buyer:

                           2.1.1    the Deed of the Land and improvements;

                           2.1.2 Declaration of Restrictions, Covenants and Easements, in the form attached hereto as Exhibit C.

                           2.1.3    Bill of Sale of fixtures at the Property;

                           2.1.4 Assignment and Assumption of Contracts, Licenses, Permits and Approvals;

                           2.1.5 Assignment and Assumption of the Boston Mutual Lease, as amended in accordance with the terms of this Agreement;

                           2.1.6 evidence reasonably satisfactory to Buyer and Buyer's title insurer of the authority of the person or persons executing the Deed and the other documentation to be executed and delivered by Seller hereunder;

                           2.1.7 a so-called "Non-Foreign Certificate" or "FIRPTA Affidavit" sufficient to qualify for an exemption pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

                           2.1.8 such customary parties in possession and mechanics' and materialmen's lien affidavits and indemnities as Buyer's title insurance company may reasonably require in order to issue so-called owner's and lender's title insurance policies insuring Buyer's title to the Property without any exception for mechanics' or materialman's liens or parties in possession except for Boston Mutual;

                           2.1.9    an estoppel certificate from Boston Mutual;

                           2.1.10   an IRS 1099-S Designation Agreement; and

                           2.1.11 Such other documents and instruments as are reasonably requested by Buyer in connection with the transaction that is the subject of this Agreement, including, without limitation, a closing statement.

                  2.2 Buyer's Closing Deliveries. At Closing, Buyer shall deliver to Seller in form and substance reasonably satisfactory to Seller and
Buyer:

                           2.2.1    The balance of the Purchase Price due under
                                    Section 4 of this Agreement;

                           2.2.2 Declaration of Restrictions, Covenants and Easements, in the form attached hereto as Exhibit C (See Section 2.1.2);

                           2.2.3 Assignment and Assumption of Contracts, Licenses, Permits and Approvals;

                           2.2.4 Assignment and Assumption of the Boston Mutual Lease, as amended in accordance with the terms of this Agreement;

                           2.2.5 evidence reasonably satisfactory to Seller of the authority of the person or persons accepting and recording the Deed on behalf of Buyer and executing the documentation to be executed and delivered by Buyer hereunder;

                           2.2.6    an IRS 1099-S Designation Agreement; and

                           2.2.7 Such other documents and instruments as are reasonably requested by Seller in connection with the transaction that is the subject of this Agreement, including, without limitation, a closing statement.

         3. Plans. If the Deed refers to a plan necessary to be recorded or filed therewith, Buyer shall prepare and deliver such plan at the Closing in form adequate for such recording or filing, as the case may be. Seller shall reimburse Buyer for the cost of such plan, but only up to a maximum of Five Thousand Dollars ($5,000.00).

         4. Purchase Price. The Purchase Price to be paid by the Buyer for the Property is Thirteen Million Five Hundred Thousand ($13,500,000.00) Dollars (the "Purchase Price"), subject to adjustment as provided in Section 14 below and payable as set forth in this Section 4 below. Simultaneously with the execution and delivery hereof, Buyer shall deliver to Old Republic National Title Insurance Company (the "Escrow Agent") by wire transfer of immediately available federal funds, a portion of the Purchase Price equal to $600,000 (the "Initial Deposit") which shall be held in accordance with the terms of this Agreement. Subject to the terms of this Agreement, on or before August 20, 1997, Buyer shall deliver to the Escrow Agent by wire transfer of immediately available federal funds, an additional portion of the Purchase Price equal to $600,000 (the "Additional Deposit"), which shall be held in accordance with the terms of this Agreement. The Initial Deposit, the Additional Deposit, and the Second Additional Deposit (as hereinafter defined) are referred to herein collectively as the "Deposit." The Initial Deposit shall become nonrefundable and earned by the Seller in consecutive monthly increments of $100,000 commencing on February 20, 1997 and upon the expiration of each thirty day period thereafter (with a pro rata amount becoming nonrefundable for any period less than the full thirty days), until August 20, 1997. The Additional Deposit shall become nonrefundable and earned by the Seller in consecutive monthly increments of $100,000 commencing on August 20, 1997 and upon the expiration of each thirty day period thereafter (with a pro rata amount becoming nonrefundable for any period less than the full thirty days). Without limiting any other term of this Agreement, at Closing, Escrow Agent shall deliver to Seller, in accordance with the terms of this Agreement, the Deposit, together with all interest earned thereon (each to be credited against the Purchase Price), and Buyer shall deliver to Escrow Agent by wire transfer of immediately available federal funds for delivery to Seller in accordance with the terms of this Agreement the remainder of the Purchaser Price, plus or minus any prorations or adjustments required by the terms of Section 14, and all other amounts required under this Agreement.

         Notwithstanding the foregoing, Seller reserves the right, by notice to the Buyer, at least thirty (30) days prior to the Closing Date, to receive all or a portion of the Purchase Price via an installment note in the form attached hereto as Exhibit F, secured by a letter of credit issued by a bank satisfactory to Seller, provided that there is no additional cost to Buyer for the letter of credit. The installment note shall have a maturity date of June 30, 1999, subject, at Seller's option, to a one (1) month extension for each additional month that the Closing Date is extended beyond the date which is five hundred forty-five (545) days from the date hereof. Principal shall by payable commencing on the date that is the first anniversary of the Closing Date in equal monthly installments. Interest charged under the note shall be equal to the U. S. Treasury rate for obligations of the same duration as the term of such installment note, based on the average life of such installment note, plus one-half percent (1/2%).

         5. Closing. Delivery of the Deed and the Purchase Price, and performance of all other obligations to be performed by the parties pursuant to this Agreement simultaneously therewith (such delivery and performance, the "Closing") shall be made on the Closing Date (as hereinafter defined). The Closing shall occur on the earlier of: (i) a date selected by Buyer by at least thirty (30) days prior written notice to Seller, or (ii) the date which is thirty (30) days after the occurrence of the Final Permitting Date (as hereinafter defined); provided, however, if such date is a date on which the Norfolk County Registry of Deeds is not open for business, then the Closing shall occur on the next date on which said Registry is open for business (the earlier of the foregoing dates, as such date may be extended pursuant to the terms of this Agreement, the "Closing Date"). The Final Permitting Date is the next business day following the last to expire of (i) any appeal period (without any appeal having been perfected) or (ii) if an appeal has been perfected, on the next business day after the final resolution of any appeal, from the issuance of all Required Permits (as such term is defined below). Either Buyer or Seller shall have the right by notice given to the other party not later than two (2) business days prior to the Closing Date to extend said Closing Date from time to time for up to a total period of thirty (30) days, provided, however, if such extended date is a date on which the Norfolk County Registry of Deeds is not open for business, then the Closing shall occur on the next date on which said Registry is open for business. Notwithstanding any provision hereof to the contrary, if this Agreement has not been earlier terminated, and if the Closing Date has not occurred by the date which is five hundred forty-five (545) days from the date hereof, the Escrow Agent shall deliver the Deposit, together with all interest earned thereon, to Seller, and this Agreement shall automatically terminate, except for those provisions which by the express terms of this Agreement are to survive termination of this Agreement (collectively, the "Termination Surviving Obligations"), without recourse to either party at law or in equity; provided, however, that if there is an appeal filed, or provided all Required Permits have been obtained, if an appeal period has not expired, with respect to any of the Required Permits and, as a result, the Closing Date does not occur on or before the date which is five hundred forty five (545) days from the date hereof, provided that Buyer is diligently prosecuting all such appeals of the Required Permits, Buyer may elect upon notice to Seller and delivery of an additional deposit (which shall be fully nonrefundable as of the date it is delivered, and which shall be applicable to the Purchase Price) in the amount of Six Hundred Thousand Dollars ($600,000) (the "Second Additional Deposit") to the Escrow Agent on or before the date which is two (2) business days prior to the expiration of such five hundred forty five (545) day period, to extend the term of this Agreement for a period of up to one hundred eighty (180) days, provided, however, if such extended date is a date on which the Norfolk County Registry of Deeds is not open for business, then the Closing shall occur on the next date on which said Registry is open for business. If Buyer exercises its option to extend the term of this Agreement pursuant to the foregoing sentence, such extension shall be automatic and self-operative upon the delivery of notice to Seller, and the Second Additional Deposit to the Escrow Agent. As used herein the term "Required Permits" shall mean, collectively, all variances, permits, approvals, certificates, subdivisions, rezonings, consents, licenses and other authorizations or approvals required for the development and construction of a campus-like world headquarters facility for Buyer, including structured parking facilities (the "Project"), from any governmental authorities with jurisdiction over the Property. The Closing shall occur at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston,

Massachusetts 02109 at 10:00 a.m. on the Closing Date or any other location mutually agreed upon in writing by the parties.

         6. Condition of Property. Full possession of the Property, free of all tenants and occupants, except for Boston Mutual, is to be delivered on the Closing Date, the Property to be then in the same condition as it now is, free of all violations of any conditions or restrictions, if any, imposed on the Chase Mansion as a result of its status as an "historic" structure, reasonable wear and tear and damage due to removal of improvements, including, without limitation, fixtures and equipment within the Chase Mansion located on the Property (collectively, the "Improvements") excepted, it being expressly acknowledged and agreed that Seller, while having the absolute right, shall have no duty to remove any Improvements, other than free-standing, detachable equipment, or to restore or repair any damage to the Property caused by the removal of any Improvements from the Property by Seller prior to the Closing Date, other than to a reasonably safe, structurally sound and reasonably weather-tight condition, and, provided that submeters or check meters are installed for the Chase Mansion and the stables located on the Land, at Buyer's expense (to enable the parties to allocate the cost of all electricity billed to Seller amongst Seller and Buyer as appropriate), as necessary to deliver the Chase Mansion with electrical capacity sufficient for residential use; and without representation or warranty as to compliance of the Property with applicable laws or regulations, notwithstanding the provisions of Section 7 below.

         7.       Extension to Perfect Title or Make Property Conform.

                  7.1 If, on the Closing Date, Seller shall be unable to give title (other than for voluntary encumbrances which secure the payment of money, such as mortgages, which Seller shall pay off at Closing) or to make conveyance, or to deliver possession of the Property all as herein stipulated, then Seller shall, subject to the limitations set forth below, use reasonable efforts to remove or remedy all defects in title, including, without limitation, any lien or encumbrance, or violations of applicable laws or regulations and to deliver possession as provided herein, and the Closing Date shall be extended for a period of up to six (6) months to enable Seller to perform. If on such extended Closing Date, Seller shall be unable to perform as set forth in the preceding sentence, at Buyer's option, exercisable by delivery of notice to Seller, the Closing Date shall be extended for an additional six (6) month period to enable Seller to continue, subject to the limitations set forth below, to use reasonable efforts to remove or remedy all defects in title, including, without limitation, any lien or encumbrance, or violations of applicable laws or regulations and to deliver possession as provided herein. Notwithstanding the foregoing, Seller, at its option in lieu of satisfying such voluntary liens or encumbrances which secure the payment of money, such as mortgages, may deposit with Buyer's title insurer such amount of money as may be determined by the title insurer as being sufficient to induce it to insure Buyer against collection of such liens and/or encumbrances, including interest and penalties, out of or against the Property (and to omit or insure over such exceptions in any mortgagee policy in favor of Buyer's lender), in which event such liens and encumbrances shall not be objections to title.

                  7.2 In exercising such reasonable efforts to remove or remedy all defects in title, violations of applicable laws or regulations, and to deliver possession as provided herein, Seller's obligations with respect to such reasonable efforts shall be limited as follows:

                  7.2.1 Title Defects. If any title defects exist ("Existing Title Defects") during the due diligence period (the "Due Diligence Period") commencing as of the date hereof and ending on the effective date of Buyer's written commitment for title insurance, (which Buyer shall furnish Seller with a copy of prior to the expiration of the Due Diligence Period), Seller shall have no obligation to cure any Existing Title Defects which are not objected to by Buyer during the Due Diligence Period. At Closing, Buyer shall be obligated to accept title to the Property subject to Existing Title Defects not so objected to. With respect to any Existing Title Defects which are objected to by Buyer during the Due Diligence Period, and which are Curable Title Defects (as hereinafter defined), and for which Buyer is unable to obtain affirmative coverage from its title insurance company, reasonably satisfactory to Buyer and its lender, Seller shall be obligated to expend money and/or incur expenses, but only up to a total of Two Hundred Fifty Thousand Dollars ($250,000)(the "Title Dollar Limit") to cure, in the aggregate, the Existing Title Defects and Curable Title Defects arising after the expiration of the Due Diligence Period and objected to by Buyer by prompt notice to Seller (the "Subsequent Title Defects"), except as hereinafter provided. For purposes of this Agreement, "Curable Title Defects" are those Existing Title Defects and Subsequent Title Defects which, in the aggregate, can be cured by an expenditure of money and/or the incurring of expenses in an amount equal to or less than the Title Dollar Limit, and which can be cured within the time frames provided for in this Agreement for the Closing to occur. If it is reasonably apparent to Seller that the Existing Title Defects and/or the Subsequent Title Defects are not Curable Title Defects, Seller need expend no money or any further money, as the case may be, nor incur any expense or any further expense, as the case may be, to cure any such Defects.


                  Notwithstanding the foregoing, if any Subsequent Title Defects are caused by the voluntary act of Seller, and for which Buyer is unable to obtain affirmative coverage from its title insurance company, reasonably satisfactory to Buyer and its lender, there shall be no monetary limit on Seller's obligations to cure such Subsequent Title Defects voluntarily imposed on the Property by Seller. The filing of a voluntary bankruptcy, or making a voluntary assignment for the benefit of creditors, shall not be deemed to be a voluntary Subsequent Title Defect. Provided further, and notwithstanding the foregoing, if there are any involuntary Subsequent Title Defects which are Curable Title Defects, and which secure the payment of money, such as an attachment, Seller's obligations hereunder shall be limited to the expenditure, in the aggregate, of up to Nine Million Dollars ($9,000,000) to bond off such involuntary Subsequent Title Defects, which amount shall include all costs of obtaining such bonds, including three (3) years of premium payments. If there are any involuntary Subsequent Title Defects which secure the payment of money, and which would require expenditures, in the aggregate, in excess of Nine Million Dollars ($9,000,000) to bond off the same, Seller shall use reasonable efforts, subject to the Title Dollar Limit, to attempt to lower such involuntary Subsequent Title Defects to Nine Million Dollars ($9,000,000) or less, in the aggregate, which shall include all costs of obtaining such bonds, including three (3) years of premium payments.

                  7.2.2 Hazardous Waste. If Buyer objects to the condition of the Property due to the existence of Hazardous Substances or Hazardous Waste, both as hereinafter defined (collectively "Hazardous Waste Defects"), and if the Hazardous Waste Defects are Curable Hazardous Waste Defects (as hereinafter defined), Seller shall only be obligated to expend moneys and/or incur expenses up to a total of Five Hundred Thousand Dollars ($500,000), plus the amount of any insurance proceeds actually received by Seller (the "Hazardous Waste Dollar Limit"). For purposes of this Agreement, Curable Hazardous Waste Defects are those which, in the aggregate, can be cured by an expenditure of money and/or the incurring of expenses in an amount equal to or less than the Hazardous Waste Dollar Limit, and which can be cured within the time frames provided for in this Agreement for the Closing to occur. If it is reasonably apparent to Seller that the Hazardous Waste Defects are not Curable Hazardous Waste Defects, Seller need expend no money or any further money, as the case may be, nor incur any expense or any further expense, as the case may be, to cure any such Defects.

                  7.2.3 Miscellaneous Other. If any other defects exist ("Existing Other Defects") during the Due Diligence Period, Seller shall have no obligation to cure any Existing Other Defects which are not objected to by Buyer during the Due Diligence Period. At Closing, Buyer shall be obligated to accept title to the Property subject to Existing Other Defects not so objected to. With respect to any Existing Other Defects which are objected to by Buyer during the Due Diligence Period, and which are Curable Other Defects (as hereinafter defined), Seller shall be obligated to expend money and/or incur expenses, but only up to a total of One Hundred Thousand Dollars ($100,000)(the "Other Dollar Limit") to cure, in the aggregate, the Existing Other Defects and Curable Other Defects arising after the expiration of the Due Diligence Period and objected to by Buyer by prompt notice to Seller (the "Subsequent Other Defects"). For purposes of this Agreement, "Curable Other Defects" are those Existing Other Defects and Subsequent Other Defects which, in the aggregate, can be cured by an expenditure of money and/or the incurring of expenses in an amount equal to or less than the Other Dollar Limit, and which can be cured within the time frames provided for in this Agreement for the Closing to occur. If it is reasonably apparent to Seller that the Existing Other Defects and the Subsequent Other Defects are not Curable Other Defects, Seller need expend no money or any further money, as the case may be, or incur any expense or further expense, as the case may be, to cure any such Defects.

                  7.2.4 Overall Dollar Limit. Notwithstanding anything to the contrary contained in Sections 7.2.1, 7.2.2 and 7.2.3, if it is reasonably apparent to Seller that (i) the Existing Title Defects and Subsequent Title Defects, (ii) the Hazardous Waste Defects, and/or (iii) the Existing Other Defects and the Subsequent Other Defects, are not Curable Title Defects, Curable Hazardous Waste Defects, and/or Curable Other Defects, as the case may be, Seller need not expend any money or any further money, or incur any expense or any further expense to cure any Defects under Sections 7.2.1, 7.2.2 or 7.2.3, respectively, unless a written agreement, reasonably satisfactory to Seller is entered into by Buyer and Seller, whereby Buyer will fund all monies in excess of the applicable Dollar Limits to cure all applicable Defects under Sections 7.2.1, 7.2.2 and 7.2.3. Such monies funded by Buyer shall not be applicable to the Purchase Price nor will they reduce the Purchase Price.

                  7.3 If Seller shall so request, Buyer will allow Seller to pay from the balance of the Purchase Price as much thereof as may be necessary to satisfy any lien or encumbrance which Seller is obligated or elects to pay or to cure hereunder and will provide Seller at the Closing with separate certified and/or official bank checks or effect such additional wire transfers, payable as directed by Seller for such purpose.

                  7.4 If, on the Closing Date, Seller shall have failed so to remove or remedy any defects in title or violations of applicable laws or regulations or deliver possession of the Property as the case may be, all as herein agreed, or at such earlier time as Seller shall notify Buyer that it is unable or not obligated to cure any Existing Title Defects, Subsequent Title Defects, Hazardous Waste Defects, Existing Other Defects or Subsequent Other Defects, as the case may be, all as herein agreed, then Buyer may elect, by delivery of notice to Seller (a) to accept at Closing such title as the Seller can deliver to the Property in its then condition and to pay therefor the Purchase Price without deduction, in which case at Closing Seller shall convey and Buyer shall accept such title to the Property as the Seller can deliver in its then condition, or (b) to terminate this Agreement by notice to Seller, in which event (i) the Deposit plus interest shall be returned to the Buyer, (ii) Seller shall pay to Buyer an amount equal to Twenty Thousand Dollars ($20,000) per month commencing on the day after the Due Diligence Expiration Date through the date Seller informs Buyer that it is unable or not obligated to cure or remedy any Existing Title Defects, Subsequent Title Defects, Hazardous Waste Defects, Existing Other Defects or Subsequent Other Defects, as the case may be, all as herein agreed, to reimburse Buyer for a portion of Buyer's Development Expenses (as such term is hereinafter defined), pro rated for any partial month occurring within such period, and this Agreement, other than the Termination Surviving Obligations, shall terminate without recourse to either party at law or in equity. As used in this Agreement, the term "Buyer's Development Expenses" shall mean, collectively, direct out-of-pocket, third-party costs and expenses incurred by Buyer and related solely to the development of the Property for Buyer's intended use thereof, which costs and expenses shall not, in any event include, inter alia, costs and expenses expended by Buyer pursuant to Section 17 and Section 18 hereof, nor the costs associated with its existing overhead, and shall be limited solely to architectural and design, engineering and legal fees and expenses, as well as permitting fees, all of which shall be evidenced by paid invoices or other evidence reasonably satisfactory to Seller.

         8. Acceptance of the Deed. The delivery of the Deed by Seller together with the other closing documents required to be delivered hereunder, and the acceptance thereof by Buyer or the nominee designated by Buyer, as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except for those provisions which by the express terms of this Agreement are intended to survive the Closing.

         9. Representations and Warranties. (a) Seller and Instron Corporation represents, covenants and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

                           (i) Seller is a Massachusetts business trust that has
                  been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts, the sole beneficiary of which is Instron Corporation, a Massachusetts corporation ("Instron Corporation"), and the sole purpose of Seller is to acquire and hold certain real and personal property located in the Town of Canton, Massachusetts;

                           (ii) a true and accurate copy of the Seller's
                  Declaration of Trust, including all amendments thereto, has been delivered to Buyer prior to the date hereof.

                           (iii) From the date of this Agreement until the
                  Closing Date, Seller shall continue to have the right to own and operate the Property and the Remaining Property, and Seller shall engage in no other business or venture, provided that it is expressly acknowledged and agreed that Seller may continue to acquire and hold additional real estate and personal property located in the Town of Canton, Massachusetts, in the vicinity of the Instron Site.

                           (iv) Except for the Boston Mutual lease, there are no
                  agreements or contracts affecting all or any part of the Property or the use thereof to which Seller is a party which would be binding upon or otherwise affect the Buyer that would not be terminable upon thirty (30) days notice by Buyer from and after the Closing Date;

                           (v) Seller has the legal right, power and authority
                  to enter into this Agreement and to perform all of its obligations hereunder and the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder (1) have been duly authorized by all requisite action of the beneficiaries of Seller and (2) will not conflict with, or result in a breach of, any of the terms, covenants and provisions of the Declaration of Trust or of any judgment, writ, injunction or decree of any court or governmental authority, or any agreement or instrument to which Seller is a party or by which Seller is otherwise bound; and Seller has delivered true, correct and complete copies of the direction of its beneficiary authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                           (vi) To Seller's actual knowledge, the Property is
                  not in material violation of any zoning, subdivision, building, health, traffic, environmental, flood control or other applicable rules, regulations, ordinances or statutes of any local, state or federal authorities or any other governmental entity having jurisdiction over the Property;

                           (vii) Except as Seller will advise Buyer in writing
                  within twenty-one (21) days of the date hereof, to Seller's actual knowledge, Seller has not generated, stored, released, discharged, or disposed of hazardous substances or wastes from or on the Property during the period of Seller's ownership in violation of law, and no hazardous substances or wastes have been generated, stored, released, discharged or disposed of from or on the Property in violation of law. As used in this Agreement, the terms "Hazardous Substances" and "Hazardous Waste" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation Liability Act, as amended, and the regulations thereunder, the Resource Conservation and Recovery Act, as amended, and the regulations thereunder, and the Federal Clean Water Act, as amended, and the regulations thereunder, and such terms shall also include asbestos and petroleum products; and

                           (viii) Seller has not received written notice of any
                  condemnation proceeding pending or threatened against all or any part of the Property.

         It shall be a condition of Buyer's obligation to close under this Agreement that all warranties and representations made hereunder shall be materially true (subject to exceptions thereto approved by Buyer in writing as of the Closing), and Seller shall deliver to Buyer at the Closing a certificate to that effect reasonably satisfactory in form and substance to Buyer. In the event any warranty or representation made herein shall not be materially true at the Closing, then, at Buyer's option the Deposit shall forthwith be refunded to Buyer, with the interest earned thereon, and except for the Termination Surviving Obligations, this Agreement shall be void without recourse to either party at law or in equity.

         The representations and warranties set forth in this Section 9(a) above are subject to the following express limitations:

                           (i) all of the representations and warranties
                  contained in this Agreement are made to the best of Seller's and Instron Corporation's actual knowledge, and without any obligation either to make any inquiry or investigation beyond such actual knowledge; and

                           (ii) whenever reference is made to the actual
                  knowledge of Seller hereunder, the parties intend that such knowledge will be limited solely to the actual knowledge of the officers of Instron Corporation, who have not made and are not under any duty to make any independent inquiry or investigation with respect to the subject of any representation or warranty.

                  (b) Buyer represents, covenants and warrants to Seller, as of the date hereof, and as of the Closing, as follows:

                           (i) Buyer is a corporation, duly organized, validly
                  existing and in good standing under the laws of the Commonwealth of Massachusetts;

                           (ii) Buyer has the legal right, power and authority
                  to enter into this Agreement and to perform all of its obligations hereunder and the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder (i) have been duly authorized by all necessary corporate acts of Buyer and (ii) will not conflict with, or result in a breach of, any of the terms, covenants or provisions of the Articles of Organization or By-laws of Buyer, or, of any judgment, writ, injunction or decree of any court or governmental authority, or any agreement or instrument to which Buyer is a party or by which it is bound; and Buyer has delivered true, correct and complete copies of the resolutions of its board of directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                           (iii) neither Seller nor any of the employees, agents
                  or attorneys of Seller have made any verbal or written representations, warranties, promises or guaranties whatsoever to Buyer, whether express or implied, and, in particular, that no such representations, warranties, promises or guaranties have been made with respect to the physical condition or operation of Property, the actual or projected revenue and expenses of the Property, the zoning and other laws, regulations and rules applicable to the Property or the compliance of the Property therewith, the amount of building space available on the Property, whether the physical conditions of the Property will support any particular development, whether any particular development is permitted pursuant to any applicable laws, ordinances, rules or regulations of any governmental authority having jurisdiction over the Property, or whether any particular development is or is not possible for any other reason, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as, and solely to the extent, herein specifically set forth; and

                           (iv) Buyer has not relied upon any such
                  representations, warranties, promises or guaranties or upon any statements made in any informational brochure with respect to the Property and has entered into this Agreement after having made and relied solely on its own independent investigation, inspection, analysis, appraisal, examination and evaluation of the facts and circumstances.

         10. Operation of the Property. Seller shall not, without the prior written consent of Buyer, enter into any lease or other agreement concerning occupancy or use of any of the Property or any service or other agreement concerning the operation, maintenance or ownership of the Property or any portion thereof which is not terminable upon thirty days' prior written notice without penalty, from and after the Closing. Seller agrees to inform Buyer of any real estate tax abatements or appeals filed with the Town of Canton during the term of this Agreement. In the event that Seller grants a mortgage on the Property, Seller shall obtain a recognition agreement from any such mortgagee pursuant to which such mortgagee shall recognize this Agreement and acknowledge that such mortgage is and shall be subordinate to this Agreement.

         11. Use of Money to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision is made at the Closing for recording of all instruments so procured as is customary for commercial real estate transactions in Massachusetts.

         12. IRS Form 1099-S Designation. In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (1) to execute an IRS Form 1099-S Designation Agreement at or prior to the Closing to designate Buyer's attorney (the "Designee") as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the "IRS") on IRS Form 1099-S; (2) to provide the Designee with the information necessary to complete Form 1099-S; (3) that the Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of negligence or willful misconduct on the part of the Designee; and (4) that the Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of negligence or willful misconduct on the part of the Designee. The Designee shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

         13. Eminent Domain. If, prior to the Closing, all or any material portion of the Property is condemned or condemnation proceedings are threatened or commenced against all or any portion of the Property, Seller agrees to give Buyer written notice of such occurrence and the nature and extent of such condemnation, and Buyer, by notice to Seller, to be received within thirty (30) calendar days of Buyer's receipt of Seller's notice of such condemnation matter, or the Closing Date, whichever is earlier, may elect to terminate this Agreement. In the event Buyer terminates this Agreement pursuant to the foregoing sentence, Escrow Agent shall deliver the Deposit plus interest to Buyer, and except for the Termination Surviving Obligations, this Agreement shall terminate without recourse to either party at law or in equity. If Buyer does not elect to terminate this Agreement following receipt of such notice from Seller, as provided above, this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments on account of such taking. At the Closing, Seller shall assign, transfer and set over to Buyer all of Seller's right, title and interest in and to any awards or payments for the actual value of the portion of the Property taken, that have been or may thereafter be made for any such taking or sale in lieu thereof, to the extent such award or payments shall not have theretofore been used for restoration of the Property pursuant to a plan of restoration approved in writing by Buyer.

         14. Adjustments. Real estate taxes, water and sewer charges and other utility charges shall be apportioned as of the Closing and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price. At Closing, Seller and Buyer shall enter into a tax proration agreement in the form attached hereto as Exhibit G allocating to the Property the portion of the real estate taxes and assessments for the Instron Site which corresponds to the assessed value of the Land and the improvements located thereon and providing for the timely payment of such taxes and assessments by Seller and timely reimbursement of Seller by Buyer for the portion of such taxes and assessments allocable to the Property until such time as the Property and the Remaining Property are separately assessed by the Town of Canton. If, at the Closing, real property taxes for the then fiscal tax period are not known, the apportionment of real property taxes called for herein shall be made on the basis of the real property taxes for the preceding fiscal tax period, and an appropriate adjustment shall be made when such real property taxes are known. If the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement.
The provisions of this Section 14 shall survive the Closing.

         15. Broker; Indemnity. Seller and Buyer each represents and warrants to the other that it has dealt with no real estate broker or other person who would be entitled to be paid a commission by reason of the procurement of this Agreement or the transaction which is the subject matter hereof, except Spaulding & Slye, and each agrees to indemnify and hold the other harmless from and against any loss, cost, damage or expense arising out of any breach by the indemnifying party of the foregoing representation and warranty. Seller shall be responsible for the payment of all amounts due to Spaulding & Slye. Without limiting the foregoing, Buyer acknowledges and agrees that Buyer shall be solely responsible for the payment of any fees or other payments due to Moe Tarkinow (who was engaged by Buyer), if any, in connection with the transactions contemplated by this Agreement. The indemnities in this Section 15 shall survive the Closing or earlier termination of this Agreement.

         16. Deposit. The Deposit shall be held by the Escrow Agent and deposited forthwith in an interest-bearing account at a national banking association reasonably satisfactory to Seller and Buyer, or such other depository or investment, insured or guaranteed by the United States Government designated by Buyer and reasonably satisfactory to Seller, as earnest money for the proper performance of this Agreement on the part of Buyer, subject to the terms of this Agreement, and shall be duly accounted for at the Closing. All interest on the Deposit accruing prior to the Closing Date shall be applied to the payment of the Purchase Price, except that: (x) if Seller shall fail to perform Seller's agreements hereunder and the Closing does not occur on that account, the entirety of such interest shall be earned by and paid to Buyer; or (y) if Buyer shall fail to fulfill the Buyer's agreements hereunder and the Closing does not occur on that account, the entirety of such interest earned on the Deposit during the period that each portion of the Deposit is nonrefundable shall be earned by and paid to Seller. In addition if the Closing does not occur, for any reason other than Seller's default, on or before the date which is five hundred forty-five (545) days from the date hereof, subject to Buyer's right to extend the Closing Date for a period of up to one hundred eighty (180) days in the event of an appeal of a Required Permit or, provided all Required Permits have been obtained, if an appeal period for a Required Permit has not expired, as set forth in Section 5 hereof, then all interest earned on the Deposit during the period that each portion of the Deposit is nonrefundable shall be earned by and paid to Seller. The Escrow Agent shall not be liable for any action or non-action taken in good faith in connection with the performance of its duties hereunder, but shall be liable only for its own gross negligence or willful default or misconduct. Notwithstanding anything contained in this Agreement to the contrary with respect to the obligations of the Escrow Agent, should any dispute arise with respect to the delivery and/or ownership or right to possession of the Deposit or any interest earned thereon, the Escrow Agent shall have no liability to any party hereto for retaining dominion and control over such amount until such dispute shall have been settled: (x) by mutual agreement between the parties, or (y) by final order, decree or judgment by a court of competent jurisdiction in the United States of America (and no such order, decree or judgment shall be deemed to be "final" unless and until the time of appeal has expired and no appeal has been perfected); and the Escrow Agent shall make payment of such amount as the parties may have mutually agreed or in accordance with such final order, decree or judgment. In no event shall the Escrow Agent be under any duty whatsoever to institute or defend any such proceeding, and the parties agree to reimburse in equal shares, Escrow Agent for its cost incurred in connection with any such dispute.

         17.      Remedies.

                  (a) If Buyer shall fail to fulfill Buyer's obligations hereunder, the Deposit, together with all interest accrued on the Deposit during the period that each portion of the Deposit is nonrefundable shall be paid to Seller as full and complete liquidated damages and not as a penalty, and that shall be Seller's sole remedy at law or in equity; and, except for the Termination Surviving Obligations, all obligations of Seller and Buyer hereunder shall terminate without recourse to either party.

                  (b) Subject to the immediately succeeding sentence, if Seller defaults in its obligations under any provision of this Agreement applicable to it, Buyer shall, as its sole and exclusive remedy at law and in equity have the right either (i) to have the Deposit plus interest returned forthwith to Buyer in accordance with the terms of this Agreement, in which event this Agreement, other than the Termination Surviving Obligations, shall terminate without recourse to either party at law or in equity, or (ii) to institute proceeding to specifically enforce Seller's obligations. In the event that Seller, through the commission of a willful, knowing and intentional affirmative action, taken with the express intention of breaching the terms of this Agreement, fails to perform its obligation to close the transaction contemplated by this Agreement, Buyer shall, as its sole exclusive remedy at law and in equity have the right either (i) to have the Deposit plus interest returned forthwith to Buyer in accordance with the terms of this Agreement, in which event this Agreement, other than Termination Surviving Obligations, shall terminate without recourse to either party at law or in equity, (ii) to institute proceedings to specifically enforce Seller's obligations, or
         (iii) to bring suit to collect all of Buyer's Development Expenses through the date of such breach, in which event this Agreement, other than the Termination Surviving Obligations, shall terminate without recourse to either party at law or in equity; provided however that in no event shall Seller ever be liable for any other direct, nor any consequential damages whatsoever. The immediately preceding sentence shall not apply to a voluntary bankruptcy or a voluntary assignment for the benefit of creditors.

         18.      Due Diligence Inspections; Access.

                  18.1 After the execution of this Agreement, Buyer shall promptly commence and thereafter diligently perform its due diligence investigation of the Property. Buyer shall have until February 20, 1997 (the "Due Diligence Expiration Date") to complete its due diligence review of the condition of the Property. Buyer shall, by the Due Diligence Expiration Date, have performed all such other due diligence and reviewed all such information, reports and materials with respect to the Property, except for matters relating to the Required Permits for the Project. At any time prior to the Due Diligence Expiration Date Buyer shall have the right to terminate this Agreement for any reason by delivery of written notice thereof to Seller on or before such Due Diligence Expiration Date. If Buyer shall terminate this Agreement pursuant to this Section 18, then Seller shall cause Escrow Agent to refund to Buyer the Deposit, together with all interest earned thereon, and except for Termination Surviving Obligations this Agreement shall be void without recourse to either party at law or in equity. If Buyer does not terminate this Agreement in accordance with the provisions of this Section 18, Buyer shall have no right hereunder to terminate this Agreement on account of the title or condition of the Property, or for any other matter existing as of the Due Diligence Expiration Date relating to the Property.

                  18.2 From and after the date of this Agreement and upon reasonable notice and at reasonable times, Seller shall afford to the officers, employees, attorneys, accountants and other authorized representatives of Buyer reasonable access to the Instron Site in order that Buyer may have full opportunity to inspect, take measurements, conduct surveys, perform tests, show the Instron Site to contractors, architects, surveyors, engineers, insurers, banks and other lenders or investors, and to make legal, financial, engineering, accounting and other reviews or investigations of the Instron Site, provided that Buyer's access to the Instron Site shall be limited as reasonably necessary to avoid disruption of Seller's operations on the Instron Site, including the Land and the Remaining Property, and, in no event shall the access to the Remaining Property granted to Buyer hereunder permit the Buyer to perform any environmental tests or investigations of any kind on the Remaining Property. Buyer will indemnify and hold harmless Seller from all claims, liabilities, loss, costs, penalties, expenses and damages, including reasonable attorneys' fees and expenses, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense and/or settlement of the foregoing) arising out of such tests, surveys, inspections and studies of the Instron Site. Buyer will promptly repair any damage resulting to the Instron Site due to such tests, surveys, inspections and studies or, if requested by Seller, reimburse Seller for all expenses incurred by Seller in repairing such damages if Buyer does not promptly repair such damage. The foregoing agreement of indemnity, repair and reimbursement shall survive the Closing or any termination of this Agreement. Buyer agrees that during the term of this Agreement, Buyer or Buyer's agents shall carry not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, or such other amounts as Seller and Buyer may agree to, commercial general liability insurance, including contractual liability, which insures Buyer's indemnity, repair and reimbursement obligations hereunder, and which policy shall name Seller as an additional insured. Prior to accessing the Instron Site, Buyer shall provide Seller with written evidence of such insurance.

                  18.3 Seller shall make available to Buyer for its review and copying, to the extent in the possession of Seller, all "as built" plans and specifications of the Property, surveys, site plans, building plans and other materials it has regarding the Instron Site, for review by Buyer and/or its engineers and other agents, at the Instron Site. All materials and information provided to Buyer with respect to the Instron Site are provided for informational purposes only and do not constitute representations or warranties of any kind.

                  18.4 Promptly upon request from Seller while this Agreement is in effect, and upon the termination of this Agreement, Buyer shall deliver, at Buyer's expense, copies of all plans, surveys, test results and any other reports, summaries and memoranda resulting from, or issued or prepared in connection with, the performance of its due diligence investigation of the Property. This provision shall survive the termination of this Agreement.

         19. Right of First Offer. If the Closing occurs, Buyer shall have a right of first offer with respect to the Remaining Property on the terms and conditions set forth in this Section 19 (the "Right of First Offer"). If at any time during the fifteen (15) year period immediately following the Closing, Seller, or any party who acquires all of the assets or stock of the beneficiary of Seller, decides to sell the Remaining Property, Seller, or any such successor beneficiary of Seller shall give Buyer notice (the "Seller's Notice") of the sale price and payment terms on which Seller or any such successor beneficiary will be willing to sell the Remaining Property. If Buyer, within sixty (60) days after the receipt of Seller's Notice, agrees in writing to purchase the Remaining Property for the price and on the payment terms stated in the Seller's Notice, Seller and Buyer shall enter into a purchase and sale agreement not later than sixty (60) days after Buyer's notice to Seller on terms and conditions mutually acceptable to each of Buyer and Seller in their respective reasonable discretion, provided however that such terms shall in any event provide for (i) a deposit of seven and one-half percent (7 1/2%) of the purchase price due upon the execution of the purchase and sale agreement, which shall become nonrefundable and earned by Seller in consecutive monthly increments of $100,000 following the expiration of a ninety
(90) day due diligence period (during which Buyer shall have the right to terminate the purchase and sale agreement and receive a refund of the deposit), and shall be Seller's sole remedy at law and in equity in the event that Buyer defaults on its obligations thereunder, and (ii) a closing on the sale of the Remaining Property to occur not later than twelve (12) months from the date of execution of such purchase and sale agreement, provided, however, that Buyer may elect upon delivery of an additional deposit of five percent 5% of the purchase price (which shall be fully nonrefundable on the date that it is delivered) to extend the date for closing for an additional six (6) months. If Buyer fails to close the purchase within such twelve (12) month period, or if the foregoing extension option is duly exercised, within such eighteen (18) month period, for any reason other than Seller's default, the Right of First Offer shall automatically terminate and be of no further force or effect.

         If Buyer, within sixty (60) days after the receipt of Seller's Notice, does not so agree in writing to purchase the Remaining Property, or if Buyer does so agree, but the parties do not execute a mutually acceptable purchase and sale agreement within the sixty (60) day period set forth in the preceding paragraph, Seller may thereafter sell the Remaining Property to any other party for a price at least equal to the price offered to Buyer, provided that a purchase and sale agreement is entered into within the later of (i) six (6) months from the date Seller receives written notice that Buyer does not wish to purchase the Remaining Property or if no such notice is received, within six (6) months from the expiration of the sixty (60) day period following receipt of Seller's Notice, or (ii) if Buyer elects to purchase the Remaining Property within sixty (60) days of receipt of Seller's Notice, but a mutually satisfactory purchase and sale agreement is not executed within the required sixty (60) day period, within six (6) months from the expiration of such sixty
(60) day period, or such later date as such sixty (60) day period may be extended to by written agreement between Buyer and Seller. Upon the closing of the sale to another party, at a price at least equal to the price offered to Buyer, within eighteen (18) months from the date of the execution of such purchase and sale agreement, Buyer's Right of First Offer shall automatically terminate and be of no further force or effect. If Seller shall fail to sell the Remaining Property to another party for at least the price offered to Buyer within eighteen (18) months from the date of Seller's Notice, or enter into a purchase and sale agreement within the applicable time frame set forth above, Buyer's Right of First Offer shall be deemed reinstated and in full force and effect. This reinstatement provision shall not be applicable in the event that Buyer's Right of First Offer is automatically terminated in accordance with the terms and provisions set forth in the paragraph immediately above.

         Buyer's Right of First Offer shall not apply to any mortgage, deed of trust, ground lease or other financing of the Remaining Property, to any transfer by foreclosure sale or deed in lieu of foreclosure, to any transfer for nominal or no consideration, or to any transfer to a legal entity controlling, controlled by or under common control with Seller, provided, however, that the Remaining Property shall remain subject to the Right of First Offer notwithstanding any of the foregoing transfers, grants, or conveyances

         The terms of the Buyer's Right of First Offer shall be set forth in the Deed to be delivered and recorded at Closing.

         20. Seller's Development Cooperation and Approval Rights. Seller shall cooperate with Buyer in connection with Buyer's efforts to obtain the Required Permits. Such cooperation shall include the execution by Seller of such instruments and applications as Buyer shall reasonably require in connection with Buyer's efforts to obtain the Required Permits. Seller shall not be required to incur any out-of-pocket costs, or spend more than a minimal amount of time, in connection with such cooperation.

         Buyer shall endeavor, using best efforts, to in a timely manner, keep Seller, through its representatives, Spaulding & Slye and Goodwin, Procter & Hoar (the "Seller's Representatives") informed in all material respects of the proposed plans for the Project, and the status of all applications to the various federal, state and local governmental agencies having jurisdiction over the Project for the issuance of Required Permits, and of the time and place of all such public meetings and hearings with governmental and other agencies and/or their representatives, at least five (5) days in advance thereof, which information shall be transmitted from Buyer to Seller by, inter alia, without limitation, regular monthly meetings at which, one of the agenda items shall always be upcoming public meetings and hearings. The parties acknowledge that Seller has a vested interest in the Buyer's pursuit of the Required Permits, to protect the use, value, marketability, and development potential of the Property and the Remaining Land. Therefore, prior to filing any application for a Required Permit or making any other submission in connection therewith which involves any material change in any architectural, engineering or other development plans previously delivered to Seller, and as Buyer begins to develop architectural, engineering and other development plans for the Property, Seller shall have the right to review all of the same, including, without limitation, any Environmental Notification Form ("ENF"), and all reports, plans and other materials to be submitted with the ENF. Buyer further agrees, without limiting any other term of this Agreement, that in the course of the Buyer's dealings with the Town of Canton and other governmental authorities having jurisdiction over the Property, Buyer covenants and agrees that it shall not enter into any agreements or otherwise engage in any negotiations that will have an obvious and material detrimental effect on the Remaining Land. The provisions of the immediately preceding sentence shall survive the Closing, or termination of this Agreement.

         Seller agrees to cooperate and support Buyer in its efforts to obtain the Required Permits and shall not oppose any requests, applications or filings for any Required Permit.

         21. Closing Costs. Seller shall pay the cost of such deed excise taxes as are required for recordation of the Deed. Buyer shall pay all recording fees for the Deed, municipal lien certificates and other documents to be recorded in connection with the transaction contemplated herein (other than documents recorded to clear title defects), all costs of its title insurance, and all escrow and other similar fees charged by Escrow Agent. Buyer and Seller shall each pay for the cost of their own attorneys, accountants, engineers, consultants and other parties retained by them, and Buyer shall pay for all of its costs associated with its due diligence investigations pertaining to the Instron Site and the costs of obtaining permits, licenses and approvals associated with the Project, including, without limitation, the Required Permits. Other closing costs not herein provided for shall be allocated in accordance with customary practices in eastern Massachusetts.

         22. Escrow Agent's Joinder. Escrow Agent joins in this Agreement for the sole purpose of agreeing to hold and deliver the Deposit as required under this Agreement, subject to all terms of the Escrow Agreement of even date herewith by and among Buyer, Seller and Escrow Agent (the "Escrow Agreement"). Escrow Agent's liability under this Agreement shall be subject to all provisions of the Escrow Agreement.

         23. Indemnifications. Buyer agrees that Buyer will indemnify Seller for any and all claims, losses, liabilities, costs, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements, based upon or arising out of any event occurring in or about the Instron Site prior to the Closing Date or in connection with any act or omission of Buyer or any of its agents, employees or contractors prior to the Closing Date, including, without limitation, in connection with any due diligence or review performed by Buyer (except to the extent resulting from any act or omission of Seller, its agents, employees or contractors). Seller agrees that Seller will indemnify Buyer for any claims, losses, liabilities, costs, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising out of any event occurring in, on or about the Instron Site from the date of this Agreement through the Closing Date (except those resulting from any act or omission of the Buyer, its agents, employees or contractors). The above indemnities shall survive the Closing or any termination of this Agreement and apply to any written claim brought within a period of one (1) year thereafter, provided that if a party against whom such a claim is raised does not respond to the complaining party's satisfaction within sixty (60) days after such claim is made, the above indemnification obligation shall terminate unless a suit is filed in a court of competent jurisdiction within ten (10) days after the expiration of such sixty (60) day period. Nothing contained in this Section shall be deemed to modify or expand any limitations on obligations or liabilities of Buyer or Seller contained elsewhere in this Agreement.

         24. "Structured" Transaction. Buyer, by notice given to Seller at least sixty (60) days prior to the Closing Date, can require that the structure of the transaction will be structured so as to achieve certain accounting and reporting objectives of Buyer, however, that Seller receives the full Purchase Price, subject to adjustment, as provided herein, and that Seller assumes no actual or potential additional costs or liabilities in connection with such structure.

         25. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be delivered (i) when actually received if personally delivered or sent by facsimile transmission, or (ii) on the next business day after delivery to a recognized overnight delivery service, such as Federal Express, or (iii) three days after deposit in the United States Mail, postage prepaid, registered or certified mail, return receipt requested, in any case addressed to Seller or Buyer, as the case may be, as follows:

         If to Buyer:               Reebok International, Ltd.
                                    100 Technology Center Drive
                                    Stoughton, Massachusetts
                                    Fax:    (617) 341-1532
                                    Attention: John B. Douglas III, Esq.

         With a copy to:            Ropes & Gray
                                    One International Place
                                    Boston, Massachusetts 02110
                                    Fax:  (617) 951-7050
                                    Attention: Francis X. Hanlon, Esq.

         If to Seller:              Instron Realty Trust
                                    c/o Instron Corporation
                                    100 Royall Street
                                    Canton, Massachusetts 02021
                                    Fax:  (617) 575-5726
                                    Attention:  Linton A. Moulding

         With a copy to:            Goodwin, Procter & Hoar  LLP
                                    Exchange Place
                                    Boston MA 02109
                                    Fax:  (617) 227-8591
                                    Attention:  Lawrence E. Kaplan, P.C.


         26. Further Assurances. The parties agree to execute any and all additional instruments and documents as may be reasonably required in order fully to effectuate the terms of this Agreement.

         27. Choice of Law; Partial Invalidity. The Property is located in The Commonwealth of Massachusetts, and this Agreement shall be governed by and enforced in accordance with the laws of The Commonwealth of Massachusetts. Any provision of this Agreement or portion thereof which is unenforceable or invalid or the inclusion of which would affect the validity, legality or enforcement of this Agreement shall be of no effect, but all the remaining provisions of this Agreement or the remaining portion thereof, as the case may be, shall remain in full force and effect.

         28. Interpretation. The captions and headings throughout this Agreement are for convenience and reference only, and they shall in no way be held or deemed to define, modify or alter the meaning, scope or intent of any provision of this Agreement. Words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to the paragraph, Section or other subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, and the masculine shall include the feminine and the neuter, and vice versa, unless the context otherwise requires.

         29. Integration; Amendment. This instrument contains the entire agreement of the parties, and no representations, warranties or agreements have been made by either of the parties except as set specifically forth in this Agreement. All prior or contemporaneous agreements, offers, understandings, representations and statements, whether oral or written, made by Buyer, Seller or their respective employees or agents respecting any aspects of the transactions contemplated in this Agreement, including without limitation, all offering materials, letters, responses to inquiries, proposals or offers or other materials or communications are merged into this Agreement. No modification, waiver or amendment of the provisions of this Agreement shall be effective unless made in writing and signed by the parties hereto.

         30. Successors and Assigns. The parties hereto shall not have the right, without the other party's prior written consent, which consent may be withheld in such party's sole discretion, to assign or transfer any of their respective rights, obligations and interests under this Agreement prior to the Closing, except that (x) either party may assign its interests under this Agreement to any entity controlling, controlled by or under common control with such party, without the other party's consent, and (y) Buyer may assign its interest under this Agreement to an entity reasonably acceptable to Seller as necessary to structure the transaction so as to achieve certain accounting and reporting objectives of Buyer. Subject to and without limiting the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, successors and assigns.

         31. Not an Offer; Binding Effect. The submission of an unsigned copy of this document to Buyer for Buyer's consideration, negotiation or examination does not constitute an offer to sell the Property, nor an option to or for the Property. This Agreement shall not be binding or effective until properly executed and delivered by Seller and Buyer.

         32. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         33. Limitation of Liability. None of the Buyer, Seller any advisor to or entity in any way related to any of them or any officer, director, shareholder, parent, subsidiary, official, partner, trustee, agent, principal, heir, estate, successor or assign of any of the foregoing shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

         34. No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

         35. Time of Essence. Time is of the essence of each and every provision of this Agreement, whether or not so stated therein.

         36. Recording. Seller agrees that after the execution of this Agreement, Buyer and Seller shall execute a notice of this Agreement in the form of the notice of contract attached hereto as Exhibit H which may be recorded with the Norfolk County Registry of Deeds, and Seller shall execute a mortgage in favor of Buyer securing Seller's obligations to Buyer hereunder, in the form attached hereto as Exhibit I, which mortgage may also be recorded with the Norfolk County Registry of Deeds. A termination of such notice and a discharge of such mortgage shall be executed at Closing and held in escrow by Seller's attorney for recording when appropriate.

         37. Guaranty of Seller's Obligations. Instron Corporation joins in this Agreement for the purposes of (i) making the representations and warranties contained in Section 9(a), and (ii) guaranteeing the obligations of Seller hereunder, and hereby agrees to guaranty the fulfillment by Seller of its obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written and it is to take effect as a sealed instrument

                               SELLER:



                               /s/ James M. McConnell
                               -------------------------------------------------
                               James M. McConnell


                               /s/ Linton A. Moulding
                               -------------------------------------------------
                               Linton A. Moulding

                               Trustees of Instron Realty Trust, but not individually, nor shall their signatures bind the beneficiaries individually



INSTRON CORPORATION


By: /s/ Linton Moulding
------------------------------
Name:  Linton Moulding
Title: Chief Financial Officer

                                               BUYER:

                                               REEBOK INTERNATIONAL, LTD.


                                               By:      /s/ John B. Douglas III
                                               Name: John B. Douglas III
                                               Title:   Executive Vice President


                                               ESCROW AGENT:

                                               OLD REPUBLIC NATIONAL TITLE
                                               INSURANCE COMPANY


                                               By: /s/ Jane L. Greenhood
                                               Name:  Jane L. Greenhood
                                               Title: Counsel